PIMCO DYNAMIC INCOME FUND

NOTICE OF CHANGE OF TRUSTEE AND PRINCIPAL ADDRESS

WHEREAS, PIMCO Dynamic Income Fund (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts;

WHEREAS, the Board nominated and appointed Craig A. Dawson as a Trustee of the Trust, effective at the close of business on September 5, 2014; and

WHEREAS, effective at the close of business on September 5, 2014, the principal address of the Trust has changed to c/o Pacific Investment Management Company, LLC, 1633 Broadway, New York, New York 10019;

NOW, THEREFORE, as a result of the foregoing Trustee nomination and appointment, the eight (8) Trustees of the Trust are:

Craig A. Dawson	1633 Broadway New York, New York 10019

Deborah A. DeCotis	1633 Broadway New York, New York 10019

Bradford K. Gallagher	1633 Broadway New York, New York 10019

James A. Jacobson	1633 Broadway New York, New York 10019

Hans W. Kertess	1633 Broadway New York, New York 10019

John C. Maney	1633 Broadway New York, New York 10019

William B. Odgen, IV	1633 Broadway New York, New York 10019

Alan Rappaport	1633 Broadway New York, New York 10019

In addition, as a result of the foregoing change of address, the principal address of the Trust is c/o Pacific Investment Management Company, LLC, 1633 Broadway, New York, New York 10019.

IN WITNESS WHEREOF, this Notice has been subscribed this 5th day of September, 2014, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

Ryan Leshaw, Assistant Secretary